Mercury General Corporation Announces First Quarter Results

    LOS ANGELES, May 7 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today net income of $60.5 million ($1.10 per share-diluted) in the first quarter 2007 compared with $58.6 million ($1.07 per share-diluted) for the same period in 2006. Included in net income are net realized investment losses, net of tax, of $0.7 million ($0.01 per share-diluted) in the first quarter of 2007 compared with net realized investment gains, net of tax, of $4.2 million ($0.08 per share-diluted) for the same period in 2006.
    Company-wide net premiums written were $785.9 million in the first quarter 2007, a 1.5% increase over first quarter 2006 net premiums written of $774.0 million. California net premiums written were $601.0 million in the first quarter of 2007, an increase of 6.2% over the same period in 2006. Non-California net premiums written were $184.9 million in the first quarter of 2007, an 11.2% decrease over the same period in 2006.
    The Company's combined ratio (GAAP basis) was 94.5% in the first quarter of 2007 compared with 91.8% for the same period in 2006. Loss development on prior accident years' loss reserves, which came primarily from the Company's California operations, was approximately $13 million adverse and $10 million positive for the quarters ended March 31, 2007 and 2006, respectively.
    Net investment income of $42.1 million (after tax $35.7 million) in the first quarter of 2007 increased by 7.0% over the same period in 2006. The after-tax yield on investment income was 4.2% on average assets of $3.4 billion (fixed maturities and equities at cost) for the quarter. This compares with an after-tax yield on investment income of 4.1% on average investments of $3.2 billion (fixed maturities and equities at cost) for the same period in 2006.
    As previously reported, included in net income in the first quarter 2006 is an income tax charge, net of federal tax benefit, of approximately $15 million, or $0.27 per share (diluted), relating to Notices of Proposed Assessments upheld by the California State Board of Equalization ("SBE") for tax years 1993 through 1996 in which the California Franchise Tax Board disallowed a portion of the Company's expenses related to management services provided to its insurance company subsidiaries. The Company is challenging the SBE decision in Superior Court.
    The Board of Directors declared a second quarter dividend of $0.52 per share, representing an 8.3% increase over the quarterly dividend amount paid in 2006. The dividend is to be paid on June 28, 2007 to shareholders of record on June 15, 2007. The Company's book value per share at March 31, 2007 was $32.30.

    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA),
(706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through May 14, 2007. The replay telephone numbers are (800) 642-1687 (USA) or
(706) 645-9291 (International). The conference ID# is 6300927. The replay will also be available on the Company's website shortly following the call.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the Company's success in expanding its business in states outside of California; the Company's ability to successfully complete its initiative to standardize its policies and procedures nationwide in all of its functional areas; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Mercury General Corporation
    Information Regarding Non-GAAP Measures
    The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."
    Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is meant as supplemental information and is not intended to replace Net premiums earned. It should be read in conjunction with the GAAP financial results. Paid losses and loss adjustment expenses is the portion of Incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts.

    Paid losses and loss adjustment expenses is meant as supplemental information and is not intended to replace Incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results.



                  Mercury General Corporation and Subsidiaries
                          Summary of Operating Results
                   (000's except per-share amounts and ratios)
                                   (unaudited)

                                                    Quarter Ended March 31,
                                                      2007           2006
    Net premiums written                            $785,883       $774,020
    Net premiums earned                              755,752        736,680
    Paid losses and loss adjustment expenses         519,946        479,340
    Incurred losses and loss adjustment expenses     509,759        475,180
    Net investment income                             42,145         39,403
    Net realized investment (losses) gains,
     net of tax                                         (677)         4,195
    Net income                                       $60,453        $58,646

    Basic average shares outstanding                  54,674         54,623

    Diluted average shares outstanding                54,821         54,745

    Basic Per Share Data
    Net income                                         $1.11          $1.07

    Net realized investment (losses) gains,
     net of tax                                       $(0.01)         $0.08

    Diluted Per Share Data
    Net income                                         $1.10          $1.07

    Net realized investment (losses) gains,
     net of tax                                       $(0.01)         $0.08

    Operating Ratios -- GAAP (a) Basis
    Loss ratio                                          67.5%          64.5%
    Expense ratio                                       27.0%          27.3%
    Combined ratio                                      94.5%          91.8%

    Reconciliations of Operating Measures to
     Comparable GAAP (a) Measures

    Net premiums written                            $785,883       $774,020
    Increase in unearned premiums                    (30,131)       (37,340)
    Net premiums earned                             $755,752       $736,680

    Paid losses and loss adjustment expenses        $519,946       $479,340

    Decrease in net loss and loss adjustment
     expense reserves                                (10,187)        (4,160)
    Incurred losses and loss adjustment
     expenses                                       $509,759       $475,180


    (a) Generally Accepted Accounting Principles



                  Mercury General Corporation and Subsidiaries
                         Other Supplemental Information
                              (000's except ratios)
                                   (unaudited)

                                                    Quarter Ended March 31,
                                                      2007           2006
    California Operations (1)
    Net Premiums Written                            $600,982       $565,908
    Net Premiums Earned                              573,517        539,257

    Loss Ratio                                          65.2%          63.7%
    Expense Ratio                                       26.0%          26.5%
    Combined Ratio                                      91.2%          90.2%


    Non-California Operations (2)
    Net Premiums Written                            $184,901       $208,112
    Net Premiums Earned                              182,235        197,423

    Loss Ratio                                          74.4%          66.7%
    Expense Ratio                                       30.4%          29.4%
    Combined Ratio                                     104.9%          96.1%


                                                            At March 31,
    Policies-in-force (000's)                           2007           2006

    California Personal Auto                           1,152          1,124
    California Commercial Auto                            20             21
    Non-California Personal Auto                         326            372
    California Homeowners                                264            247
    Florida Homeowners                                    13             15


    Notes:
    All ratios are calculated on GAAP basis.
     (1) Includes homeowners, auto, commercial property and other immaterial California business lines

     (2)  Includes all states except California

                  Mercury General Corporation and Subsidiaries
                 Condensed Balance Sheets and Other Information
                        (000's except per-share amounts)
                                   (unaudited)

                                           March 31, 2007    December 31, 2006

    Investments - available for sale
      Fixed maturities at market
       (amortized cost $2,888,100
       in 2007 and $2,851,715 in 2006)
       (includes hybrid financial
       instruments: 2007 -- $12,745)          $2,929,364         $2,898,987
      Equity securities at market
       (cost $282,448 in 2007 and
       $258,310 in 2006)                         362,229            318,449
      Short-term investments, at cost,
       which approximates market                 244,438            282,302
          Total investments                    3,536,031          3,499,738
      Net receivables                            393,863            372,777
      Deferred policy acquisition costs          216,191            209,783
      Other assets                               226,657            218,764
        Total assets                          $4,372,742         $4,301,062

      Losses and loss adjustment expenses     $1,078,304         $1,088,822
      Unearned premiums                          980,428            950,344
      Other liabilities                          407,092            396,212
      Notes payable                              140,808            141,554
      Shareholders' equity                     1,766,110          1,724,130
        Total liabilities and shareholders'
         equity                               $4,372,742         $4,301,062


      Common stock - shares outstanding           54,681             54,670
      Book value per share                        $32.30             $31.54
      Statutory surplus                     $1.6 billion       $1.6 billion
      Portfolio duration                       4.5 years          4.0 years


SOURCE  Mercury General Corporation
    -0-                             05/07/2007
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com /
    (MCY)